Exhibit 99.(h)(3)

SERVICES AGREEMENT FOR TRUST AND REGULATORY GOVERNANCE

AGREEMENT effective as of the 1st day of November, 2015, between Context Capital Funds (the “Trust”), a Delaware business trust having its principal place of business at 325 John H. McConnell Boulevard, Suite 150, Columbus, Ohio 43215, on behalf of the series of the Trust listed on Schedule A, and Beacon Hill Fund Services, Inc. (“Beacon Hill”), an Ohio corporation having its principal place of business at 325 John H. McConnell Boulevard, Suite 150, Columbus, Ohio 43215.

WHEREAS, the Trust is a registered investment company, and is subject to the requirements under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust desires to appoint Beacon Hill to perform management and administration services, including fund governance and regulatory oversight for the series of the Trust listed on Schedule A to this Agreement, as well as such additional series as may be established by the Trust from time to time (each series a “Fund” and collectively, the “Funds”);

WHEREAS, Beacon Hill is willing to perform the services, or arrange for the provision of such services, enumerated in this Agreement on the terms and conditions set forth herein; provided, however, that Beacon Hill is authorized at its own expense to contract with other service providers to perform any or all of the services hereinafter described;

WHEREAS, Beacon Hill and the Trust wish to enter into this Agreement in order to set forth the terms under which Beacon Hill will perform the services, or arrange for the provision of such services, enumerated herein on behalf of the Trust.

NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and Beacon Hill hereby agree as follows:

1.	Services.

1.1 Employment

The Trust, being duly authorized, hereby employs Beacon Hill to perform the services, or arrange for the provision of such services, described in this Agreement. Beacon Hill shall perform such services, or arrange for the provision of such services, upon the terms and conditions hereinafter set forth. Any services undertaken by Beacon Hill on behalf of the Trust pursuant hereto, shall at all times be subject to any directives of the Board of Trustees of the Trust. To the extent Beacon Hill arranges for affiliates or third-parties to provide any services described in this Agreement, Beacon Hill shall not be relieved of any of its obligations under this Agreement, including, without limitation, liability to the Fund for such performance in accordance with the terms hereof.

1.2	Trust Business Manager, Governance, Compliance and Trust Officer Services

Beacon Hill will serve as business manager and administrator to the Trust and will work with the Trust to perform and coordinate management and administration services either directly or through working with the Trust’s services providers as outlined in Schedule B. Beacon Hill is authorized at its own expense to contract with other service providers to perform any or all of the services outlined in Schedule B (including but not limited to the Fund accountant and transfer agency service providers). Beacon Hill shall give the Trust the benefit of its best judgment, efforts and facilities in rendering such services. Subject to the direction and control of the Trust, Beacon Hill shall supervise the Trust’s business affairs not otherwise supervised by other agents of the Trust.

1.3	Officers

(a) Provision of Fund Officers. Beacon Hill agrees to make available to the Trust, subject to election by the Board 1) a person to serve as the Trust’s Chief Compliance Officer as provided in paragraph (a)(4) of Rule 38a-1, 2) a person to serve as the Trust’s Treasurer and Chief Financial Officer responsible for certifying the accuracy of financial reports through the assessment of financial controls, 3) any other necessary officers, including but not limited to Secretary, President, Anti-Money Laundering Officer and others (each a “Fund Officer” and, collectively, “Fund Officers”. Beacon Hill shall provide appropriately qualified employees or agents of Beacon Hill (or its affiliates) who, in the exercise of their duties to the Trust, shall act in good faith and in the best interests of the Trust. Beacon Hill shall assume sole responsibility for compensating the Fund Officers directly.

(b) Termination of Fund Officers. In the event a person is: (1) terminated as a Fund Officer by the Board in its sole discretion and for any reason, (2) terminated as a Beacon Hill employee, or (3) otherwise resigns or ceases to be a Fund Officer, Beacon Hill will employ reasonable good faith efforts to promptly make another qualified person available to serve as a Fund Officer, at the request of the Board.

(c) Compensation of Chief Compliance Officer. In accordance with the requirements of Rule 38a-1, Beacon Hill shall pay a level of total compensation directly to the Trust’s Chief Compliance Officer as is consistent with Beacon Hill’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location, provided that such compensation shall be consistent with Rule 38a-1.

(d) Trust obligations to Fund Officers. The Trust will provide copies of financial reports, the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as each Fund Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with each Fund Officer and make reasonable efforts to secure the cooperation of the service providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), and assist each Fund Officer and Beacon Hill in preparing, implementing and carrying out the duties of each Fund Officer. In addition, the Trust shall provide each Fund Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, service providers of the Trust and Other Providers, which are or may be related to the services provided under this Agreement.

(e) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that each Fund Officer contemplated in this Agreement will each be an executive officer of the Trust (“Executive Officer”) either through incorporation documents or specifically through board resolutions. The provisions of Section 1.3 are subject to the internal governance policies of Beacon Hill concerning the activities of its employees and their service as officers of unaffiliated funds (the “Beacon Hill Governance Policies”). The Trust’s governing documents (including its Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless to the extent permitted by applicable law with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Trust shall provide coverage to the Executive Officers under its directors’ and officers’ liability policy that is appropriate to the Executive Officer roles and titles. In appropriate circumstances, the Executive Officers shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a situation in which the Executive Officer would be forced to materially deviate from the Beacon Hill Governance Policies, (b) an ongoing pattern of conduct by the Trust, other Trust officers, service providers of the Trust or Other Providers involving the continuous or repeated violation of applicable federal securities laws or (c) a material deviation by the Trust from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or Beacon Hill. In addition, the Executive Officers shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust, its service providers or Other Providers to make an informed determination regarding any of the matters listed above.

The Executive Officers shall promptly notify Beacon Hill of any issue, matter or event of which it has knowledge and which would be reasonably likely to result in any claim by or against the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that an Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws.

It is expressly agreed and acknowledged that Beacon Hill (a) cannot ensure that the Trust complies with applicable federal securities laws, and (b) whenever an employee or agent of Beacon Hill serves as an Executive Officer of the Trust, as long as the Executive Officer is acting in the capacity of a Fund Officer and acts in good faith and in a manner reasonably believed to be in the best interests of the Trust, the Trust shall indemnify the Executive Officer and Beacon Hill and hold the Executive Officer and Beacon Hill harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of Beacon Hill as an Executive Officer of the Trust, except to the extent such indemnification would be illegal, impermissible or improper under the Federal Securities Laws, as interpreted by the SEC or Sarbanes Oxley.

2. Fees and Expenses.

Beacon Hill shall be entitled to receive from the Trust fees at the rate set forth on Schedule C hereto, reflecting the amounts charged by Beacon Hill for the performance of services under this Agreement or in securing such services for the Trust. All rights of compensation under this Agreement for services performed up to the termination date and for expense reimbursement up to the termination date shall survive the termination of this Agreement. In the event of termination of this Agreement pursuant to Section 4, the Trust shall reimburse Beacon Hill for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors, investment advisers and/or other parties of the Trust’s property, records, instruments and documents. Except that the Trust would not reimburse Beacon Hill for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors, investment advisers and/or other parties of the Trust’s property, records, instruments and documents if Beacon Hill elected such termination or if Beacon Hill is terminated for cause.

Allocation of Charges and Expenses. Beacon Hill will pay specific operating expenses of the Trust not assumed by the Trust, which include without limitation the compensation and expenses of any employees and officers of the Trust and of any other persons rendering any services to the Trust; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses of the administrator, transfer agent, dividend disbursing agent, shareholder service agent, fund accounting agent and financial administrator unless the Trust or the Adviser (as defined in Schedule A) otherwise agree to pay in a manner that is not a pass-through of Beacon Hill’s fee hereunder. In paying expenses that would otherwise be obligations of the Trust, Beacon Hill is expressly acting as an agent on behalf of the Trust. Beacon Hill will provide a detailed report of those expenses to the Trustees on an annual basis in connection with the Board’s annual consideration of the continuation of this Agreement and the amount of those expenses will be a direct consideration by the Trustees in determining the fee rate paid to Beacon Hill for the next one-year period under a continuation of this Agreement. Beacon Hill and the Trust will execute a new Schedule C reflecting the mutually-agreed fee rate to be paid to Beacon Hill pursuant to a continuation of this Agreement. To the extent circumstances arise prior to the annual consideration of the continuation of the Agreement that would materially affect the fee rate set forth in Schedule C, including, but not limited to, an increase in the third party fee minimums due to the organization of new Funds of the Trust or a decrease of such minimums due to the termination of any of the Funds in the Trust, Beacon Hill and the Trust agree to make a good faith review of the current fee rate and adjust the fee rate as the parties may agree. Such adjustment fee rate shall be reflected in a new Schedule C executed by the parties.

The Trust will pay all fees and expenses of brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), expenses related to conducting shareholders’ meetings and proxy solicitations (including the preparation and delivery of the proxy statement and other related materials), pricing services agent, expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Funds; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to each Fund’s current shareholders; the cost of printing or preparing any documents, statements or reports to shareholders unless otherwise noted; fees and expenses of the Trust’s custodian, legal counsel, auditors and trustees of the Trust who are not interested persons of the Trust, as defined in the 1940 Act; all other operating expenses not specifically assumed by Beacon Hill including such extraordinary or non-recurring expenses as may arise, including litigation to which a Fund or the Trust may be a party and indemnification of the Trust’s Trustees and officers with respect thereto. The Trust will also pay the fees to be paid pursuant to any investment advisory agreement between the Adviser and the Trust, and all fees to be paid pursuant to any distribution agreement between the principal underwriter/distributor for the Funds and the Trust, and all expenses which it is authorized to pay pursuant to Rule 12b-1 under the 1940 Act. The Trust will also pay, if any, the fees to be paid by the Funds pursuant to any shareholder servicing agreement or related sub-transfer agent agreement between a third-party servicing agent and the Trust for shareholder or sub-transfer agent services subject to a shareholder services plan or other documentation set forth by the Board of Trustees. Beacon Hill may obtain reimbursement from the Funds, at such time or times as Beacon Hill may determine in its sole discretion, for any of the expenses advanced by Beacon Hill, which the Funds or the Trust are obligated to pay, and such reimbursement shall not be considered to be part of Beacon Hill’s compensation pursuant to this Agreement.

3. Information to be Furnished by the Trust and Record Keeping.

(a) The Trust has furnished or shall promptly furnish to Beacon Hill copies of the Trust’s foundational documents, including but not limited to, the Declaration of Trust, the Bylaws, various policies and procedures of the Trust that have been adopted, the current Fund prospectuses, statement of additional information, the most recent annual and semi-annual reports and any amendments to these documents herein (hereinafter “Trust Documents”). The Trust shall also furnish a list of officers and persons authorized to act on behalf of the Trust.

(b) The Trust shall furnish Beacon Hill written copies of any amendments to, or changes in, any of the items referred to in Section 3, upon such amendments or changes becoming effective which will have the effect of changing the procedures employed by Beacon Hill in providing the services or performing its duties under this Agreement.

(c) Beacon Hill may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 3, and shall be entitled to indemnification in accordance with Section 8 below with regard to such reliance.

(d) Beacon Hill shall maintain records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by applicable regulators at reasonable times. In case of any request for the inspection of such records by another party, Beacon Hill shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that Beacon Hill may share such records in any case as outlined in Section 9.

4. Term and Termination.

The services to be rendered by Beacon Hill under this Agreement shall commence upon the date of this Agreement and shall continue in effect for a one (1) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by the Board. Notwithstanding the foregoing or anything herein to the contrary, the Agreement may be terminated without penalty by either party at any time by providing the other party with sixty (60) days written notice of termination.

In addition, both parties agree that this Agreement may be terminated for cause immediately upon written notice. For purposes of this Agreement, cause shall mean (a) an uncurable material breach of this Agreement; or (b) a curable material breach of this Agreement that has not been remedied within three (3) business days following written notice of such breach from the non-breaching party; or (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are reasonably evidenced by a bankruptcy or similar filing or legal or administrative proceeding.

5. Notice

Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Trust, care of Context Advisers II, LP, 401 City Avenue, Suite 800, Bala Cynwyd, PA 19004; attn.: General Counsel, and if to Beacon Hill, at 325 John H. McConnell Boulevard, Suite 150, Columbus, Ohio 43215; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

6. Governing Law and Matters Relating to the Trust as a Delaware business.

This Agreement shall be construed in accordance with the laws of the State of Delaware and the federal securities laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the federal securities laws, the latter shall control. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust.

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust and each of the Funds, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust. A copy of the Declaration of Trust is on file with the Secretary of the State of Delaware.

7. Representations and Warranties.

Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. Each party agrees to adhere to all applicable federal securities laws.

(a) Representations by the Trust. The Trust represents that it is duly organized and validly existing and that its shares previously issued are duly authorized for issuance in accordance with applicable law. The Trust warrants that it will take all necessary steps to ensure that it remains in good standing.

(b) Representations by Beacon Hill. Beacon Hill represents that it is a services company duly organized and in good standing under applicable law. Beacon Hill is a wholly-owned subsidiary of a publicly-held company, as described in Schedule D, and hereby notifies the Trust of such affiliation so that the Trust can review and restrict applicable portfolio trading policies as may be necessary under the 1940 Act.

8. Standard of Care and Indemnification.

(a) Beacon Hill shall use its best judgment and reasonable care in rendering services to the Trust under this Agreement. Beacon Hill shall not be liable to the Trust or any of the Trust’s shareholders for any error of judgment or mistake of law, for any loss or for any action or inaction in the absence of negligence, bad faith or willful misfeasance in the performance of the its duties or obligations under this Agreement or by reason of the its reckless disregard of its duties and obligations to the Trust under this Agreement.

(b) Each party (an “Indemnitor”) shall indemnify and hold harmless the other party, each of such other party’s affiliated persons, and all directors, officers, and employees of such other party (“Indemnified Parties”), against any and all losses, damages, or liabilities or any pending or completed actions, claims, suits, complaints or investigations (including all reasonable expenses of litigation or arbitration), judgments, fines or amounts paid in any settlement consented to by the Indemnitor (collectively, “Losses”) to which any Indemnified Party may become subject to as a result or arising out of or relating to: (1) any negligent acts, omissions, bad faith or willful misconduct in the performance of Indemnitor’s duties and obligations hereunder; (2) any breach of the Indemnitor’s representations or warranties contained in this Agreement; (3) Indemnitor’s failure to comply with any terms of this Agreement; or (4) any action of an Indemnified Party, upon instructions believed in good faith by the Indemnified Party to have been executed by a duly authorized officer or representative of the Indemnitor. Provided that, no party shall have any obligation to indemnify the other party for any Losses that such other party would otherwise be liable for, in whole or in part, by reason of such other party’s willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

(c) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or a loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim. The party who may be required to indemnify may, within ninety (90) days of receiving notice of such claim, request to control the defense of such claim and the party seeking indemnification shall tender such control. Upon tendering control of the defense of such claim, the party seeking indemnification shall have the option to participate at its expense in the defense of such claim. In this event, the party seeking indemnification may not settle, compromise or consent to judgment except with the other party’s prior written consent, which consent shall not be unreasonably withheld. The obligations of the parties hereto under this Section shall survive termination of the Agreement.

9. Confidentiality

Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party. Neither party shall disclose the other’s Confidential Information pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process without first providing the other party with reasonable notice and an opportunity to obtain applicable protection for such Confidential Information unless such notice is prohibited by law. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Trust (“NPPI”) provided by, or at the direction of, the Trust to Beacon Hill, or collected or retained by Beacon Hill in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. Beacon Hill shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of Beacon Hill except in connection with the performance of Beacon Hill’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). Beacon Hill represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Beacon Hill that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Beacon Hill with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

The provisions of this Section shall survive the termination of this Agreement.

10. Intellectual Property.

The parties acknowledge each other’s right, title, and interest in their respective trademarks, copyrights, advertising, artwork, reports, manuals, memoranda, audit plans, checklists, presentations, training materials, policies and procedures, and logos (“Intellectual Property”) and agree not to use each other’s Intellectual Property in any advertising, sales literature or related materials or packaging, including customer lists, without the prior written approval of the other party. Beacon Hill may not identify the Trust as a client on its client list without prior written consent from the Trust. In no event will Beacon Hill disclose the nature of the relationship with the Trust, including but not limited to, the terms of this Agreement without prior written approval of the Trust, unless the disclosure is contained in documentation which is mandated through regulation, litigation or arbitration.

Beacon Hill retains all rights to materials, software, copyrights, trademarks, questionnaires, scoring methodology, proprietary analysis and other information that Beacon Hill provides to the Trust in connection with this Agreement. The Trust acknowledges that Beacon Hill may provide the Trust and its representatives with proprietary, copyrighted or trademarked information and shall not disclose Beacon Hill’s work-product, including but not limited to procedures, software, spreadsheets, checklists, audit programs, reports, proposals, questionnaires, scoring methodology, analysis and other documents or information, to any third-party without the prior written approval of Beacon Hill. The Trust agrees that in the event that the Trust is required to produce Beacon Hill’s Intellectual Property to a regulatory authority or court, the Trust will make all reasonable efforts to protect the Beacon Hill Intellectual Property, including but not limited to, requesting confidential treatment under U.S. Freedom of Information Act and other applicable laws. The Trust agrees to notify Beacon Hill in the event it must disclose Beacon Hill’s Intellectual Property to any regulatory authority or in any court proceeding and will keep Beacon Hill apprised of its efforts to protect Beacon Hill Intellectual Property. For avoidance of doubt, Trust and its agents shall have a non-exclusive perpetual license to use (in the ordinary course of its business) all materials, software, copyrights, and other work product developed or provided by Beacon Hill pursuant to its performance of the services hereunder.

11. Miscellaneous.

(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.

(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Beacon Hill is free to enter into similar agreements and arrangements with other entities.

(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

CONTEXT CAPITAL FUNDS	BEACON HILL FUND SERVICES, INC.

/s/ David Bunstine	/s/ Stephen G. Mintos

Name: David Bunstine	Name: Stephen G. Mintos
Title: President	Title: President

SCHEDULE A

LIST OF FUNDS

This Agreement covers the following series of the Trust as well as such additional series as may be established by the Trust from time to time, and advised by Context Advisers II, LP (the “Adviser”) or entities directly or indirectly controlling, controlled by, or under common control with the Adviser (each series a “Fund” and collectively, the “Funds”):

FUND NAME(S)

Context Macro Opportunities Fund

SCHEDULE B

BUSINESS MANAGEMENT AND GOVERNANCE SERVICES

Beacon Hill will provide the following services during the term of this Agreement:

Beacon Hill shall perform and coordinate management and administration services either directly or through working with the Trust’s service providers. Beacon Hill shall also prepare, review and provide comment during the preparation of Trust documents. While Beacon Hill will use its best efforts to provide guidance and advice under this Agreement, for matters where the Trust is responsible for certain actions, it is expressly agreed and acknowledged that Beacon Hill cannot ensure that the Trust complies with applicable federal securities laws.

Beacon Hill shall also oversee the performance by other service providers to the Trust in connection with the operations of the Trust, and, on behalf of the Trust, shall conduct relations with service providers, including but not limited to, custodians, depositories, transfer agents, fund accountants, accountants, auditors, legal counsel, underwriters, brokers-dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust’s operations, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. In conjunction with this function, Beacon Hill shall administer contracts on behalf of the Trust with, among others, the Trust’s investment advisers, distributor, custodian, transfer agent and fund accountant.

Beacon Hill shall provide the Board of Trustees of the Trust (hereafter referred to as the “Board”) with such reports as it may reasonably request.

Without limiting the generality of the foregoing, Beacon Hill shall:

•	Coordinate and monitor activities of the third party service providers to the Funds.

•	Serve as officers of the Trust, including but not limited to President, Secretary, Chief Compliance Officer, Anti-Money Laundering Officer, Treasurer and others as are deemed necessary and appropriate.

•	Perform compliance services for the Trust, including maintaining the fund compliance program as required under the 1940 Act.

•	Manage the process of filing amendments to the Trust’s registration statement and other reports to shareholders.

•	Coordinate and file proxy material, review tabulations and conduct shareholder meetings as required.

•	Coordinate the Board meeting preparation process including preparation, compilation and distribution of material and attendance at meetings and drafting of minutes.

•	Provide support for new funds, mergers, conversions, and reorganizations.

•	Assist the Trust with monitoring compliance with federal regulations and examinations.

•	Review financial filings and file with the Securities and Exchange Commission.

•	Maintain books and records in accordance with applicable laws and regulations contemplated through the offering of services under this Agreement or as otherwise mutually agreed upon and from time to time review books and records of the Trust maintained by third party service providers.

•	Coordinate the fidelity bond filing under Rule 17g-1 with the Securities and Exchange Commission.

•	Review and submission to the officers of the Trust for their approval, of invoices or other requests for payment of Trust expenses.

•	Oversight of daily reconciliation process; coordinating with the various service providers to resolve any issues.

•	Coordination of response to requests from advisor and subadvisor investment staff for customized reporting as needed.

•	Coordinate daily wire movements with Fund accountant, acting on instructions from Fund advisor or subadvisor.

Beacon Hill shall perform non-routine, unforeseeable services for the Trust that are mutually agreed upon by the parties from time to time for which the Trust will pay such fees as may be mutually agreed upon, including Beacon Hill’s out-of-pocket expenses.

SCHEDULE C

SERVICE FEES

Dated November 1, 2015

1. Service Fees

Business Manager, Governance, Compliance and Trust Officer Services

Annual Fee paid monthly in arrears:

-	10 basis points on the first $500 million in total assets

-	8 basis points on the next $250 million in total assets

-	6 basis points on the next $250 million in total assets

-	4 basis points on total assets exceeding $1 billion in total assets

-	Subject to a $500,000 annual minimum

Beacon Hill shall invoice the Trust for the annual fee, in monthly installments, to be paid in arrears by the Fund for services rendered under the agreement. If this agreement is terminated, then Fund shall continue to pay the applicable monthly installments until the date of the termination. The obligation to pay the fee shall begin as of the commencement of the agreement. Should the Trust be unable to pay the fees due to Beacon Hill under this agreement for any reason, including but not limited to liquidation of the Trust, Context Advisers II hereby agrees to pay such fees on behalf of the Trust, solely to the extent such fees arose in connection with the Context Macro Opportunities Fund and no other Fund, and acknowledges its commitment by way of signature on this Schedule C.

Out of pocket expenses

(a) reasonable out-of-pocket expenses incurred in connection with Beacon Hill’s provision of the services to the Trust and in connection with services including but not limited to, travel costs for attending Board meetings, printing and postage, record retention, state, federal and other regulatory registration filings and related fees, and conducting due diligence of Service Providers; and

(b) Any other expenses approved by the Board.

Out of pocket expenses incurred will be included by Beacon Hill in the invoice.

Beacon Hill agrees to abide by the terms of the Fund expense guidelines as set forth immediately below and as amended from time to time:

Context Capital Funds Expense Guidelines

Rev. 9/2015

General

The Trust will reimburse service providers for actually incurred out-of-pocket expenses with no mark-up, provided those expenses are reasonable and comply with the guidelines set forth below. The Trust expects service providers to use their best efforts to minimize reimbursable out-of-pocket costs both by avoiding unnecessary expenditures and by taking advantage of volume discounts and bulk arrangements that may be available either through the Trust or otherwise.

Travel

The Trust expects service providers to avoid unnecessary travel through such alternatives as teleconferencing. Only coach air fare and mid-size rental cars will be reimbursed. Luxury transportation, including limousines and hire cars, will not be reimbursed unless the Trust has approved the expense in advance. If the service provider is traveling on business for more than one client, the Trust expects the service provider to apportion the expenses appropriately.

Meals and Accommodations

The Trust expects its service providers to use good judgment in selecting hotels and restaurants while traveling on Trust business. The Trust shall reimburse business class hotels and not luxury hotels. Personal incidental expenses incurred while working on Trust matters will not be reimbursed and must be distinguished from those expenses that are appropriately charged to the Trust.

CONTEXT CAPITAL FUNDS,	BEACON HILL FUND SERVICES, INC.
a Delaware series trust

/s/ David Bunstine	/s/ Stephen G. Mintos
Name: David Bunstine	Name: Stephen G. Mintos
Title: President	Title: President

Acknowledgment of commitment to pay Beacon Hill any and all unpaid and properly accrued fees and expenses on behalf of the Trust, solely to the extent such fees arose in connection with the Context Macro Opportunities Fund and no other Fund, as described in Schedule C.

CONTEXT ADVISERS II, LP

/s/ John N. Culbertson
Name: John N. Culbertson
Title: CIO

SCHEDULE D

BEACON HILL CORPORATE STRUCTURE

Beacon Hill is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization based equity indices used for tracking the stock market. For more information on Diamond Hill, visit www.diamond-hill.com.